EXHIBIT 99.07.01


                     [ICF Kaiser Letterhead]






                      Officer's Certificate


      I, Theodore Breton,  of  ICF Resources Incorporated,  DO
HEREBY CERTIFY that:

      Since April 11, 1997, to our knowledge, no event affecting our reports entitled "Independent Panda-Brandywine Pro Forma Projections," dated April 11, 1997 and "Summary of the Consolidated Pro Forma of Panda Global Holdings, Inc." dated April 11, 1997 (the "Pro Forma Reports") or the matters referred to therein has occurred which makes untrue or incorrect in any material respect, as the date hereof, any information or statement contained in the Pro Forma Reports or in the Prospectus relating to the offering of 12-1/2% Registered Senior Secured Notes due 2004 by Panda Global Energy Company (the "Prospectus") under the captions "Summary - Independent Engineers' and
Consultants' Reports - Consolidating Financial Analyst's Pro Forma Report," "Description of the Projects - The Rosemary Facility - Independent Engineers' and Consultants' Reports - Rosemary Engineering Report," "Description of the Projects - The Brandywine Facility - Disagreement with PEPCO Over Calculation of Capacity Payment," "Description of the Projects - The Brandywine Facility - Independent Engineers' and Consultants' Reports - Brandywine Pro Forma Report," "Description of the Projects - The Brandywine Facility - Independent Engineers' and Consultants'
Reports  -  Brandywine  Fuel Consultants'  Report,"  "Independent
Engineers and Consultants - Consolidated Pro Forma" and "Independent Engineers and Consultants - Brandywine Facility" in the Prospectus.

          WITNESS my hand this 7th day of August 1997.



                              By:     /s/ Theodore R. Breton
                              Name:   Theodore R. Breton
                              Title:  Vice President